As filed with the Securities and Exchange Commission on December 12, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TALISMAN ENERGY INC.
(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)
Suite 2000, 888 - 3rd Street S.W., Calgary, Alberta, Canada T2P 5C5 (Address of Principal Executive Offices) (Zip Code)

Performance Share Unit Plan for Eligible Employees of Talisman Energy Inc. and its Affiliates
(Full title of the plan)
CT Corporation System 111 Eighth Avenue, 13th Floor, New York, NY 10011 (Name and address of agent for service) (212) 894-8700 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares issuable pursuant to Performance Share Unit Plan for Eligible Employees of Talisman Energy Inc. and its Affiliates	600,000 (1)	$12.655 (2)	$7,593,000 (2)	$870.16

(1)
Estimated solely for the purpose of calculating the registration fee based upon the Registrant’s current estimate of common shares which will be acquired, on the open market, by the administrative agent pursuant to the Performance Share Unit Plan for Eligible Employees of Talisman Energy Inc. and its Affiliates.  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers any securities that may be offered or issued pursuant to the Performance Share Unit Plan for Eligible Employees of Talisman Energy Inc. and its Affiliates as a result of adjustments for stock dividends, stock splits and similar changes.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s common shares as reported by the New York Stock Exchange on December 8, 2011, which was $12.655 per share.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 600,000 common shares of Talisman Energy Inc. (the “Registrant”) that may be issued pursuant to the Performance Share Unit Plan for Eligible Employees of Talisman Energy Inc. and its Affiliates (the “Plan”).  In accordance with General Instruction E to Form S-8, the Registrant incorporates herein by reference the contents of the Form S-8 filed by the Registrant with respect to the Plan on June 3, 2009 (Registration No. 333-159706), together with all exhibits filed therewith or incorporated therein by reference to the extent not otherwise amended or superseded by the contents hereof.

PART II.                      INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.  Indemnification of Directors and Officers.

Section 124 of the Canada Business Corporations Act (the “Act”) and Section 6.1 of By-Law No. 1 provide for the indemnification of directors and officers of the Registrant.

Section 124 of the Act provides as follows:

124. (1)  Indemnification — A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

        (2)   Advance of costs — A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfil the conditions of subsection (3).

        (3)   Limitation — A corporation may not indemnify an individual under subsection (1) unless the individual

        (a)   acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and

        (b)   in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

        (4)   Indemnification in derivative actions — A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

        (5)   Right to indemnity — Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity

        (a)   was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

        (b)   fulfils the conditions set out in subsection (3).

        (6)   Insurance — A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

        (a)   in the individual’s capacity as a director or officer of the corporation; or

        (b)   in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

        (7)   Application to court — A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

        (8)   Notice to Director — An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

        (9)   Other notice — On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

The by-laws of the Registrant provide that the Registrant shall indemnify a current or former director or officer of the Registrant, or another individual who acts or acted at the Registrant’s request as a director or officer of another entity to the fullest extent permitted by the Act or otherwise by law. The rights of any person to indemnification granted by the Act or the Registrant’s by-laws are not exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors, at law or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent and will enure to the benefit of the heirs and legal representatives of that person. The bylaws provide further that the Registrant may purchase, maintain or participate in such insurance for the benefit of such persons referred to in Section 6.1 of the by-laws as the board may from time to time determine.

The Registrant maintains directors’ and officers’ liability insurance with policy limits of no less than U.S. $75,000,000 per claim for Side A/B/C coverage and no less than $100,000,000 per claim for Side A DIC coverage (effective January 1, 2012) . This policy covers all directors, officers and certain other senior employees of the Registrant  and its subsidiaries. There is no deductible applicable to the Side A portion of the policy (non-indemnified losses) however a $1,000,000 deductible applies for all Side B/C losses (indemnified losses). No portion of the premium will be paid by directors or officers. In addition, the Registrant has entered into agreements with each of its directors and officers which indemnify them to the maximum extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 8.  Exhibits.

Exhibit Number	Exhibit
4.1	Performance Share Unit Plan for Eligible Employees of Talisman Energy Inc. and its Affiliates *
4.2	Performance Share Unit Grant Agreement for U.S. Participants and Eligible Employees of Talisman Energy USA Inc.
4.3	Performance Share Unit Grant Agreement for U.S. Participants and Eligible Employees of Talisman Energy Services Inc.
23.1	Consent of Ernst & Young LLP, Chartered Accountants
23.2	Consent of Michael Adams, Internal Qualified Reserves Evaluator
24.1	Power of Attorney (see pages II-6 and II-7 of this registration statement)

*	Incorporated by reference to the Registrant’s registration statement on Form S-8 (Registration No. 333-159706) filed with the Securities and Exchange Commission on June 3, 2009.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on December 9, 2011.

TALISMAN ENERGY INC. /s/ John A. Manzoni John A. Manzoni, President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints John A. Manzoni, L. Scott Thomson and Robert R. Rooney, or any two of them acting together, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and any and all additional registration statements (including amendments and post-effective amendments thereto, and other documents in connection therewith to this registration statement and any later registration statement filed by the registrant under Rule 462(b) of the Securities Act of 1933, which relates to this registration statement) and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and all of them or any two of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ John A. Manzoni
John A. Manzoni	President, Chief Executive Officer and Director (Principal Executive Officer)	December 9, 2011
/s/ L. Scott Thomson
L. Scott Thomson	Executive Vice-President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	December 9, 2011
/s/ Christiane Bergevin
Christiane Bergevin	Director	December 9, 2011
/s/ Donald J. Carty
Donald J. Carty	Director	December 9, 2011
/s/ William R. P. Dalton
William R. P. Dalton	Director	December 9, 2011

Signature	Title	Date
/s/ Kevin S. Dunne
Kevin S. Dunne	Director	December 9, 2011
/s/ Harold N. Kvisle
Harold N. Kvisle	Director	December 9, 2011
/s/ Lisa A. Stewart
Lisa A. Stewart	Director	December 9, 2011
/s/ Peter W. Tomsett
Peter W. Tomsett	Director	December 9, 2011
/s/ Michael T. Waites
Michael T. Waites	Director	December 9, 2011
/s/ Charles R. Williamson
Charles R. Williamson	Director and Authorized Representative of the Registrant in the United States	December 9, 2011
/s/ Charles M. Winograd
Charles M. Winograd	Director	December 9, 2011

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Performance Share Unit Plan for Eligible Employees of Talisman Energy Inc. and its Affiliates *
4.2	Performance Share Unit Grant Agreement for U.S. Participants and Eligible Employees of Talisman Energy USA Inc.
4.3	Performance Share Unit Grant Agreement for U.S. Participants and Eligible Employees of Talisman Energy Services Inc.
23.1	Consent of Ernst & Young LLP, Chartered Accountants
23.2	Consent of Michael Adams, Internal Qualified Reserves Evaluator
24.1	Power of Attorney (see pages II-6 and II-7 of this registration statement)

*	Incorporated by reference to the Registrant’s registration statement on Form S-8 (Registration No. 333-159706) filed with the Securities and Exchange Commission on June 3, 2009.